Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS ITS SEVENTH CONSECUTIVE RECORD REVENUE QUARTER; DILUTED EPS FROM CONTINUING OPERATIONS MORE THAN DOUBLES TO $0.09 IN THE FIRST QUARTER OF FISCAL 2008
Expanded Direct Sales Force Drives 34 Percent Revenue Gain
     ST. PAUL, Minn., February 27, 2008 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported financial results for the first fiscal quarter ended January 31, 2008. As previously announced, the company completed the sale of substantially all of the assets of its non-core interventional business on January 31. The financial results discussed below reflect the continuing operations of the company for the fiscal 2008 first quarter versus comparable financial results for the same period of fiscal 2007. Operating results for the interventional business are reflected as discontinued operations for all periods presented. A pre-tax gain on sale of the interventional business of $11.4 million was recorded in the first quarter of fiscal 2008.
     In the fiscal 2008 first quarter, net revenue rose to $11.3 million, a 34 percent increase over $8.4 million in the year-ago period, and a 10 percent sequential increase over $10.3 million in the fiscal 2007 fourth quarter. The company reported first-quarter income from continuing operations of $1.2 million, or $0.09 per diluted share, up from income from continuing operations of $497,000, or $0.04 per diluted share, in the year-earlier period. Diluted earnings per share from discontinued operations were $0.42 for the current quarter, due to the gain on the sale of the interventional business, versus a loss per share of ($0.02) in the year-earlier period. Total diluted earnings per share for the first quarter of fiscal 2008 were $0.51 versus $0.02 last year.
(more)

Synovis Life Technologies
February 27, 2008

     “This is the seventh consecutive quarter we have achieved record revenue from our surgical and micro-surgical products,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “Growth in the quarter came almost exclusively from unit volume gains across all product lines. We began fiscal 2008 with an expanded sales force of 35 representatives for our surgical products and six representatives for our micro-surgical product line. Further, we added one more sales person in each area mid-quarter to end the quarter with a total of 43 representatives. These experienced sales professionals and their talented managers are effectively introducing the benefits of our products to physicians across the country as they build new customer relationships and reinforce existing customer ties. Through our sales force, we are driving two powerful growth opportunities: a portfolio of established products with a strong customer base, and emerging products and applications with significant upside potential.”
     The first-quarter gross margin rose to 67.4 percent, a four-percentage point gain over the first quarter of fiscal 2007. The margin improvement is attributable to increased sales of higher-margin Veritas® and Peri-Strips® products, lower labor and overhead rates due to higher production volumes and higher average net sales prices. Operating expenses rose approximately 20 percent, significantly lower than the revenue growth rate, with the increase due largely to the investment in expanding the direct sales force for both the surgical and micro-surgical product lines. Higher revenue levels and a stronger gross margin led to first-quarter operating income of $1.3 million, up considerably from operating income of $74,000 one year earlier.
     Loss from operations of the discontinued interventional business totaled $20,000 in the first quarter of fiscal 2008, compared to a loss of $233,000 in the same period of fiscal 2007. The pre-tax gain recorded in the first quarter of fiscal 2008 on the sale of the interventional business was $11.4 million, subject to final agreement between the buyer and Synovis of the net carrying values of the working capital transferred. Income taxes recorded on the gain were $6.1 million, resulting in a net gain on the sale of $5.3 million. The effective tax rate on the gain was 53 percent, higher than the statutory tax rates due to the interventional business goodwill which had a book basis of $4.1 million and a tax basis of zero.
(more)

Synovis Life Technologies
February 27, 2008

     Synovis had $83.3 million in cash, cash equivalents, restricted cash and investments with no debt as of January 31, 2008, compared to $53.7 million at the fiscal 2007 year-end. Net proceeds during the first quarter from the interventional business divestiture totaled $29.5 million, with $26.6 million received in cash and the remainder placed in escrow for 18 months and reflected as restricted cash on the balance sheet. Cash provided by operating activities was approximately $200,000 in the first quarter of fiscal 2008, with continuing operations providing $1.1 million of this cash flow and discontinued operations using cash of approximately $900,000.
Product Highlights
     Synovis offers a full product portfolio which includes tissue-based products, devices for microsurgery, and surgical tools and instruments with broad applications in several surgical specialties, including bariatric, general, vascular, neuro, reconstructive and microsurgery. Product-related highlights from the first quarter follow.
     Revenue from the company’s micro-surgical product line rose 64 percent over the same quarter last year to $1.8 million in the current quarter. Sales of the Microvascular Anastomotic Coupler, the primary microsurgery product — a device for connecting small blood vessels without sutures - accounted for a large portion of the growth with a 54 percent revenue gain over the year-ago quarter. The Coupler is very attractive to micro and reconstructive surgeons because it facilitates connecting extremely small blood vessels in about one-third of the time required by hand suturing with no compromise of short- or long-term patency. Growth of the other micro-surgical products, including S&T instruments and the Neurotube, was also robust.
     Kramp noted, “Conversion of the microsurgery products sales force from a hybrid model to a 100 percent direct sales force is already having a positive effect on revenue. In the first quarter, we ended arrangements with several microsurgery distributors and completed the transition to an all-direct sales force. We now have seven sales professionals focused on this rapidly growing niche market.”
     Peri-Strips, or PSD, product sales reached $3.9 million, a 15 percent increase over the year-ago period and sequentially up nine percent over the fiscal 2007 fourth quarter. PSD is a tissue-based staple-line buttress used primarily to prevent leakage of blood or gastric fluids in bariatric procedures for the treatment of obesity. Synovis launched PSD Veritas in Europe after receiving CE Mark approval in the third quarter of fiscal 2007. PSD Veritas sales are developing in this region as the number of gastric bypass procedures is on the rise, a result of disappointing long-term results with gastric banding.
(more)

Synovis Life Technologies
February 27, 2008

Looking forward, management believes recently published evidence of the positive impact of gastric bypass surgery on Type II diabetes could encourage more U.S. and European patients to seek this treatment.
     Revenue from tissue patch products, including the Tissue-Guard product line and Veritas remodelable biomaterial, rose to $4.3 million, a 56 percent increase over the year-ago period. Tissue-Guard product sales for the vascular, thoracic and neuro applications increased significantly in both U.S. and international markets, and Veritas for the complex ventral hernia application grew even faster. Launched one year ago into the complex ventral hernia repair market, Veritas has already achieved an annualized sales rate greater than $3 million.
     According to Kramp, “We have aggressive plans for Veritas sales in the hernia market and are meeting our plan objectives. Surgeons who have used the Veritas collagen matrix in very difficult hernia cases are open in voicing their satisfaction with the product and are happy with the patient outcomes they are seeing. Recent clinical information shows high rates of re-herniation when competing products have been used to bridge a gap in the abdominal wall muscle — a challenging situation. Such cases are providing opportunities for Veritas to show its true value. We are very excited about our prospects for growth in this application.”
Conference Call and Webcast
     Synovis Life Technologies will host a live Webcast of its fiscal first-quarter conference call today, Feb. 27, at 10 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com , and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, Feb. 27.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 81360721. The audio replay will be available beginning at 1 p.m. CT on Wednesday, Feb. 27, through 6 p.m. CT on Friday, Feb. 29.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., a diversified medical device company, develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and facilitate critical surgeries, leading to better patient outcomes and/or lower costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
(more)

Synovis Life Technologies
February 27, 2008

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanded sales force to grow revenues, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, current market conditions affecting our short-term and long-term investments, and any adjustments to working capital related to the sale of the interventional business, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2007.
(more)

Synovis Life Technologies
February 27, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended
	January 31
	2008	2007
Net revenue	$11,306	$8,431
Cost of revenue	3,685	3,088
Gross margin	7,621	5,343
Gross margin percentage	67%	63%

Selling, general and administrative	5,655	4,753
Research and development	683	516

Operating income	1,283	74

Interest income	585	493
Income from continuing operations before provision for income taxes	1,868	567
Provision for income taxes	673	70

Income from continuing operations	1,195	497

Discontinued operations:
Loss from operations of discontinued business, net of tax benefit of $10 and $100, respectively	(20)	(233)
Gain on sale of discontinued operations, net of taxes of $6,083	5,340	—

Net income	$6,515	$264

Basic earnings (loss) per share
- Continuing operations	$0.10	$0.04
- Discontinued operations	0.43	(0.02)

Total	$0.53	$0.02

Diluted earnings (loss) per share
- Continuing operations	$0.09	$0.04
- Discontinued operations	0.42	(0.02)

Total	$0.51	$0.02

Weighted average basic shares outstanding	12,373	12,127
Weighted average diluted shares outstanding	12,762	12,225
(more)

Synovis Life Technologies
February 27, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
As of January 31, 2008 and October 31, 2007
(In thousands, except share and per share data)

	January 31,	October 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$69,826	$9,578
Short-term investments	1,500	44,100
Accounts receivable, net	5,762	5,094
Inventories	5,374	4,900
Deferred income tax asset, net	364	805
Other current assets	2,053	942
Current assets — discontinued operations	—	8,921

Total current assets	84,879	74,340

Restricted cash	2,950	—
Investments	9,000	—
Property, plant and equipment, net	3,244	3,279
Goodwill and other intangible assets, net	5,236	5,256
Deferred income tax asset, net	464	676
Other assets — discontinued operations	—	11,126

Total assets	$105,773	$94,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,546	$4,421
Current liabilities — discontinued operations	1,269	3,303

Total current liabilities	11,815	7,724

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding, 12,390,406 at January 31, 2008 and 12,359,302 at October 31, 2007	124	124
Additional paid-in capital	78,837	78,347
Retained earnings	14,997	8,482

Total shareholders’ equity	93,958	86,953

Total liabilities and shareholders’ equity	$105,773	$94,677

# # #